Exhibit 99.1

NEWS
Tyco International Ltd.
90 Pitts Bay Road, 2nd Floor
Pembroke HM 08, Bermuda
Phone: 441-292-8674

Contacts:	Media Relations:	Investor Relations:
	Marty Dauer	Ed Arditte
	609-720-4385	609-720-4621
John Roselli
609-720-4624

TYCO TO INCUR APPROXIMATELY $280 MILLION CHARGE IN Q4;

CONFIRMS 2005 AND 2006 GUIDANCE

PEMBROKE, Bermuda — Sept. 12, 2005 — Tyco International Ltd. (NYSE: TYC; BSX: TYC) today announced that the company will incur a pre-tax charge of approximately $280 million in the fourth quarter of 2005 as a result of the United States Court of Appeals for the Federal Circuit’s affirmation of a lower court decision that certain pulse oximetry monitoring devices sold by Tyco’s Nellcor unit infringe three patents.

Oximetry sensors, rather than monitoring devices, represent the bulk of Nellcor’s oximetry sales.  Relevant sales of Nellcor’s pulse oximetry monitoring devices—products that use pulse oximetry sensors to determine the oxygen level in patients’ blood—totaled approximately $41 million in 2004.   As a result of the court’s ruling, Nellcor expects to discontinue its sale of certain pulse oximetry devices in the near term.  Use of monitors previously provided to customers will not be impacted.  This decision in no way affects Nellcor’s ability to provide a full range of pulse oximetry sensors to the marketplace—or its ability to support customers.

Nellcor will launch a new line of pulse oximetry monitors and oximetry circuit boards shortly.  These products will be sold as part of Nellcor’s OxiMax pulse oximetry system and will utilize a unique signal processing engine.

The charge for this special item is expected to cover damages of $165 million awarded in an August 2004 court decision for product sales between July 2001 and May 2004, as well as additional interest and estimated damages for product sales through the end of the current fiscal year.

The company continues to expect earnings per share (EPS) from continuing operations excluding special items of $0.45 to $0.47 for the fourth quarter of 2005 and $1.85 to $1.87 for the full year.  The company continues to expect full-year cash from operating activities of $6.0 to $6.4 billion and free cash flow of $4.2 to $4.6 billion.  With respect to fiscal year 2006, the company expects EPS before special items to increase by approximately 10 percent over full-year 2005 results.  The company further expects that 2006 free cash flow will exceed net income excluding special items.  EPS from continuing operations excluding special items and Free Cash Flow are non-GAAP financial measures and are described below.

A part of Tyco Healthcare’s Mallinckrodt business, Nellcor is the world’s foremost supplier of pulse oximetry and airway management products.  Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in five business segments: Fire & Security, Electronics, Healthcare, Engineered Products & Services, and Plastics & Adhesives.  With 2004 revenue of $40 billion, Tyco employs approximately 250,000 people worldwide.  More information on Tyco can be found at www.tyco.com.

FORWARD-LOOKING STATEMENTS

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2004, and Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2005

NON-GAAP MEASURES

“EPS from continuing operations excluding special items,” “free cash flow” (FCF), are non-GAAP measures and should not be considered replacements for GAAP results.

The company has forecast its EPS from continuing operations results excluding special items related to divestitures, early retirement of debt, and other income or charges that may mask  the underlying results and trends and make it difficult to give investors additional perspective on underlying business results.  Because the company cannot predict the amount and timing of such items and the associated charges or gains that will be taken, it is difficult to include the impact of those items in the forecast.

The company has forecast its cash flow results excluding any voluntary pension contributions because it has not yet made a determination about the amount and timing of any future such contributions.

The difference between cash flows from operating activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists mainly of significant cash outflows that the company believes are useful to identify.  FCF permits management and investors to gain insight into the number that management employs to measure cash that is free from any significant existing obligation. It is also a significant component in the company’s incentive compensation plans.  The difference reflects the impact from:

•                  the sale of accounts receivable programs,

•                  net capital expenditures,

•                  acquisition of customer accounts (ADT dealer program),

•                  cash paid for purchase accounting and holdback/earn-out liabilities and,

•                  voluntary pension contributions.

See the accompanying tables to this press release for a cash flow statement presented in accordance with GAAP and a reconciliation presenting the components of FCF.

The impact from the sale of accounts receivable programs and voluntary pension contributions is added or subtracted from the GAAP measure because this activity is driven by economic financing decisions rather than operating activity.  Capital expenditures and the ADT dealer program are subtracted because they represent long-term commitments. Cash paid for purchase accounting and holdback/earn-out liabilities is subtracted from Cash Flow from Operating Activities because these cash outflows are not available for general corporate uses.

The limitation associated with using FCF is that it subtracts cash items that are ultimately within management’s and the Board of Directors’ discretion to direct and that therefore may imply that there is less or more cash that is available for the company’s programs than the most comparable GAAP measure.  This limitation is best addressed by using FCF in combination with the GAAP cash flow numbers.

                FCF as presented herein may not be comparable to similarly titled measures reported by other companies.  The measure should be used in conjunction with other GAAP financial measures.  Investors are urged to read the company’s financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that shows all the elements of the GAAP measures of Cash Flows from Operating Activities, Cash Flows from Investing Activities, Cash Flows from Financing Activities and a reconciliation of the company’s total cash and cash equivalents for the period.

#   #    #